Exhibit 10.1

EXECUTION VERSION

AMENDMENT TO SEVERANCE COMPENSATION AGREEMENT

THIS AMENDMENT (this “Amendment”) to the Severance Compensation Agreement by and between Energen Corporation, an Alabama Corporation (“Energen”) and [                    ] (“Executive”), dated as of [                    ] (the “Agreement”), is executed as of August 14, 2018.

W I T N E S S E T H:

WHEREAS, contemporaneous with the execution of this Amendment, Energen has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 14, 2018, by and among Diamondback Energy, Inc. (“Diamondback”), Sidewinder Merger Sub Inc. and Energen;

WHEREAS, because Executive has extensive and valuable knowledge, expertise and relationships regarding Energen, the business of Energen and Diamondback and the energy industry, Energen and Diamondback have determined that, in order to protect their combined business and goodwill following the Effective Time (as defined in the Merger Agreement), it is in the best interest of Energen and Diamondback and their respective stockholders to expand the noncompetition covenant in the Agreement (the “Noncompete”) as contemplated by this Amendment;

WHEREAS, in consideration for Executive’s agreement to expand the Noncompete, Executive will receive the payments and benefits in respect of Executive’s shares of Energen common stock and equity awards in respect thereof contemplated by the Merger Agreement and be eligible to receive the payments and benefits contemplated by the Agreement (as modified by this Amendment); and

WHEREAS, Executive acknowledges and agrees that Executive is executing this Amendment freely and of Executive’s own volition following consultation with counsel of Executive’s choice and in exchange for the good and valuable consideration.

NOW, THEREFORE, Energen and Executive, intending to be legally bound, hereby agree as follows:

1. Effectiveness. This Amendment shall become effective upon the Effective Time (as defined in the Merger Agreement). In the event that the Merger Agreement is terminated for any reason prior to the Effective Time, this Amendment shall be null and void and of no force or effect. Except as expressly set forth herein, the Agreement shall remain in full force and effect in accordance with its terms.

2. Amendment to Section 1(j) of the Agreement. Section 1(j) of the Agreement is hereby amended and restated in its entirety as follows:

(j) “Independent Auditor” means Compensation & Benefits Advisory Services, LLC or, if such firm is unavailable, a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by Energen prior to a Change in Control and is reasonably acceptable to Executive, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.

3. Amendment to Section 1(m) of the Agreement. Section 1(j) of the Agreement is hereby amended and restated in its entirety as follows:

(m) “Subsidiary” means any corporation, the majority of the outstanding voting stock of which is owned directly or indirectly, by Energen or (if specified) Diamondback.

4. Amendment to Section 5 of the Agreement. Section 5 of the Agreement is hereby amended and restated in its entirety as follows:

(a) Definitions.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Independent Auditor for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise.

(iv) The “Safe Harbor Amount” means 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(b) Except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then Executive shall be entitled to receive from Employer an additional payment (the “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 5(b), if it shall be determined that Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments is less than $250,000 over the Safe Harbor Amount, then no Gross-Up Payment shall be made to Executive and the Payments shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits in the following order:

(i) equity-based payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) cash-based payments that may not be valued under 24(c), (iii) equity-based payments that may be valued under 24(c), (iv) cash payments that may be valued under 24(c) and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Independent Auditor’s determination. Employer’s obligation to make Gross-Up Payments under this Section 5 shall not be conditioned upon Executive’s termination of employment.

(c) Subject to the provisions of Section 5(d), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Independent Auditor. The Independent Auditor shall provide detailed supporting calculations both to Employer and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Employer. All fees and expenses of the Independent Auditor shall be borne solely by Employer. Any determination by the Independent Auditor shall be binding upon Employer and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Independent Auditor hereunder, it is possible that Gross-Up Payments that will not have been made by Employer should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event that Employer exhausts its remedies pursuant to Section 5(d) and Executive thereafter is required to make a payment of any Excise Tax, the Independent Auditor shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for Executive’s benefit.

(d) Executive shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim. Executive shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Executive in writing prior to the expiration of such period that Employer desires to contest such claim, Executive shall:

(i) give Employer any information reasonably requested by Employer relating to such claim;

(ii) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer;

(iii) cooperate with Employer in good faith in order effectively to contest such claim; and

(iv) permit Employer to participate in any proceedings relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(d), Employer shall control all proceedings taken in connection with such contest and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on Executive’s behalf and direct Executive to sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer pays such claim and directs Executive to sue for a refund, Employer shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further that any extension of the statute of limitations relating to payment of taxes for Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e) If, after Executive’s receipt of a Gross-Up Payment or payment by Employer of an amount on Executive’s behalf pursuant to Section 5(d), Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Executive shall (subject to Employer’s complying with the requirements of Section 5(d) to the extent applicable) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by Employer of an amount on Executive’s behalf pursuant to Section 5(d), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Employer does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of any Gross-Up Payment required to be paid.

(f) Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by Employer to Executive within five days of the receipt of the Independent Auditor’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of Executive’s taxable year next following Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 5(d) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 5, Employer may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for Executive’s benefit, all or any portion of the Gross-Up Payment, and Executive hereby consents to such withholding.

(g) To the extent requested by Employer, Executive shall cooperate with Employer in good faith in valuing, and the Independent Auditor shall take into account the value of, services provided or to be provided by Executive (including without limitation, Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of Employer (within the meaning of Q&A-2(b) of Section 280G of the Code), such that payments in respect of such services (or refraining from performing such services) may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of Section 280G of the Code in accordance with Q&A-5(a) of Section 280G of the Code.

5. Amendment to Section 7(a) of the Agreement. Section 7(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a) Non-Compete. For a period of twelve months following the Date of Termination, unless otherwise expressly approved in writing by Energen, Executive shall not Compete (as defined below) or assist others in Competing with Energen, Diamondback or their respective Subsidiaries. For purposes of this Agreement, “Compete” means offer to acquire, or provide services to any entity offering to acquire, any oil or gas mineral interest or leasehold interest (A) within acreage subject to a mineral interest, leasehold interest or unit of Energen, Diamondback or their respective Subsidiaries, (B) contiguous to such acreage or (C) within the following counties: Lea County, New Mexico, Loving County, Texas, Ward County, Texas, Reeves County, Texas, Martin County, Texas, Midland County, Texas, Howard County, Texas, Glasscock County, Texas and Pecos County, Texas. Employment by, or an investment of less than one percent of equity capital in, a person or entity which Competes with Energen, Diamondback or their respective Subsidiaries does not constitute Competition by Executive so long as Executive does not directly participate in, assist or advise with respect to such Competition. The restriction set forth in this Section 7(a) shall amend the noncompetition restriction set forth in the Energen Stock Incentive Plan as if set forth therein.

6. Addition of Section 7(e) of the Agreement. The following is added as a new Section 7(e) of the Agreement:

(e) Remedies. Executive agrees that, in the event of Executive’s breach of any of the covenants set forth in this Section 7 or the noncompetition restriction set forth in the Energen Stock Incentive Plan, Employer shall be entitled to injunctive relief in any court of competent jurisdiction, in addition to any other legal or equitable remedies it may have.

7. Written Instrument. The parties acknowledge that this Amendment is a written instrument and that, by their signatures below, they are agreeing to the terms and conditions contained in this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first above written.

Energen Corporation By: Name: Title:	Executive

[Signature Page to Amendment]